Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 1, 2009

HOW ABOUT CONVENIENT TO HOLD

DJP

iPath R Dow Jones-UBS Commodity Index Total SM ETN Return

Barclays Bank PLC has filed a registration offering to which this communication relates. other documents Barclays Bank PLC has filed the issuer and this offering. You may get or EDGAR at www.sec.gov. Alternatively, send you the prospectus if you request it by a copy from any other dealer participating in

www.ipathetn.com

An investment in iPath ETNs (the “Securities”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification,

trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS

Commodity Index Total ReturnSM”, are service marks of Dow Jones & Company, Inc. (“Dow Jones”)

and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0161-1209

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

iPath :DJP :Armful : TV

VENABLES BELL & PARTNERS

HOW ABOUT A

CONVENIENT WAY

TO HOLD

COMMODITIES?

iPath : DJP :Legal, TV

VENABLES BELL & PARTNERS

DJP

iPath® Dow Jones-UBS Commodity

Index Total ReturnSM ETN

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath : DJP :Legal, TV VENABLES BELL & PARTNERS

iPath

Exchange Traded Notes

www.ipathetn.com

An investment in iPath ETNs (the “Securities”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification,

trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

VENABLES iPath : DJP :Legal, TV BELL & PARTNERS

BARCLAYS

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS

Commodity Index Total ReturnSM”, are service marks of Dow Jones & Company, Inc. (“Dow Jones”)

and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0161-1209

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

VENABLES iPath : DJP :Legal, TV BELL & PARTNERS